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                                                                     EXHIBIT 5.1

              [WOLF, BLOCK, SCHORR AND SOLIS COHEN LLP LETTERHEAD]

                                   May 26, 2006

The Bon-Ton Stores, Inc.
The Bon-Ton Department Stores, Inc.
2801 East Market Street
York, Pennsylvania 17402

      Re: Registration Statement on Form S-4

Ladies and Gentlemen:

      In connection with the registration by The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (the "Company"), of $510,000,000 in aggregate principal amount of 10-1/4% Senior Notes due 2014 (the "Exchange Notes"), and the registration by The Bon-Ton Stores, Inc., a Pennsylvania corporation, The Bon-Ton Stores of Lancaster, Inc., a Pennsylvania corporation, and The Bon-Ton Trade, LLC, a Delaware limited liability company (collectively, the "Guarantors"), of their guarantees with respect to the Exchange Notes (collectively, the "Exchange Guarantee") on a Form S-4 registration statement (the "Registration Statement"), relating to an offer to exchange the Exchange Notes and the Exchange Guarantee for up to $510,000,000 in aggregate principal amount of unregistered 10-1/4% Senior Notes due 2014, guaranteed on a senior basis by the Guarantors and other affiliates of the Company, as described in the Registration Statement (the "Exchange Offer"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), you have requested our opinion with respect to the matters set forth below. Such of the Exchange Notes as are issued in accordance with the terms of the Exchange Offer and the Exchange Guarantee will be issued pursuant to an indenture dated as of March 6, 2006 (the "Indenture") by and among the Company, the Guarantors, the other guarantors that are parties thereto, and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"). Capitalized terms used herein without definition have the meanings given to them in the Indenture, a copy of which will be incorporated by reference as an exhibit to the Registration Statement.

      In our capacity as your counsel in connection with the preparation and filing of the Registration Statement, we are familiar with the corporate and limited liability company actions taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantee.

      As counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all

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The Bon-Ton Stores, Inc.
The Bon-Ton Department Stores, Inc.
May 26, 2006
Page 2

documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

      To the extent that our opinion addresses matters of law, our opinion is limited to the federal laws of the United States, the laws of the State of New York, the Business Corporation Law of the Commonwealth of Pennsylvania (including the statutory provisions, all applicable provisions of the Pennsylvania Constitution and reported judicial decisions interpreting the foregoing) and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

      Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

      1. Such of the Exchange Notes as are issued in accordance with the terms of the Exchange Offer, when authenticated by the Trustee and executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      2. The Exchange Guarantee, when (i) the Exchange Notes issued in accordance with the terms of the Exchange Offer have been authenticated by the Trustee and executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture and (ii) the Exchange Guarantee has been authenticated by the Trustee and executed and delivered by the Guarantors in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute a legally valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms.

      Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

      This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof, is based on the current state of the law and the facts as of the date hereof, and we assume no obligation to advise you of any changes therein subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

      We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                                               Very truly yours,

                                   /s/ WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP